Exhibit 5.1

May 13, 1996

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC   20549

Ladies and Gentlemen:

We have acted as counsel to NS Group, Inc., a Kentucky corporation (the "Company"),in connection with the registration under the Securities Act of 1933, as amended, by means of a registration statement on Form S-8 (the "Registration Statement") of 750,000 shares of the Company's common stock, no par value, including Preferred Stock Purchase Rights (the "Shares") which may be issued pursuant to the NS Group, Inc. 1995 Stock Option and Stock Appreciation Rights Plan.

As counsel for the Company, we have examined such corporate records of the Company and such other instruments and considered such other matters of law as we deemed necessary for the purposes of this opinion. On the basis of the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance, and when issued, delivered and paid for in accordance with the applicable Plan, the Shares will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/Bryan Cave LLP

BRYAN CAVE LLP